                                                                 Exhibit 10.15




                             SHAREHOLDERS AGREEMENT

                                    BETWEEN:

                                AZCO MINING INC.


                                    ("Azco")

                                       AND

                            SANOU MINING CORPORATION


                                    ("Sanou")

                                      AND:

                    WESTERN AFRICAN GOLD AND EXPLORATION S.A.


                                     ("WAG")

                                      AND:

                           RANDGOLD RESOURCES LIMITED


                                  ("Randgold")

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
                                TABLE OF CONTENTS

ARTICLE  CLAUSE                                                      PAGE NO.

1.      DEFINITIONS                                                     4
2.      PURPOSES AND TERMS                                              6
3.      UNDERTAKING BY RANDGOLD                                         7
4.      UNDERTAKING BY AZCO                                             8
5.      UNDERTAKING BY WAG                                              8
6.      ADDITIONAL SHAREHOLDING - WAG                                   9
7.      ACQUISITION BY RANDGOLD OF SHARES IN WAG                        9
8.      ISSUANCE OF THE RANDGOLD SHARES                                10
9.      LOSS OF TERRITORY OF PERMITS                                   10
10.     SALE AND PRE-EMPTIVE RIGHTS TO SHARES                          10
11.     FURTHER EXPENDITURE                                            11
12.     BANKABLE FEASIBILITY STUDY                                     13
13.     DILUTION OF SHAREHOLDING                                       13
14.     MANAGER                                                        15
15.     FORMATION OF MINING COMPANY                                    19
16.     DISTRIBUTION OF PROFITS                                        20
17.     DISTRIBUTION OF CASH                                           21
18.     CAMP EQUIPMENT AND DRILLING EQUIPMENT                          21
19.     WITHDRAWAL AND TERMINATION                                     21
20.     REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS                22
21.     RELATIONSHIP OF THE PARTIES                                    24
22.     GENERAL PROVISIONS                                             25

SCHEDULES

SCHEDULES 1 AND 2                           THE PERMITS
SCHEDULE 3                                  HEADS OF AGREEMENT
SCHEDULE 4                                  WARRANTIES
ANNEXURE"A" TO SCHEDULE 4                   WARRANTIES: DISCLOSURES
SCHEDULE 5                                  NET PROFITS INTEREST
SCHEDULE 6                                  EQUIPMENT PURCHASE AGREEMENT

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THIS SHAREHOLDERS AGREEMENT made effective on the Effective Date as hereafter set forth.

BETWEEN:

               AZCO MINING INC., a company duly incorporated in the state of Delaware, USA, and having an office for service of notices hereunder at Suite 1250 - 999 West Hastings Street, Vancouver, BC V6C 2W2 and SANOU MINING CORPORATION ("Sanou"), a wholly owned subsidiary of Azco Mining Inc.

               (Azco Mining Inc. hereafter called "Azco");

                                                            OF THE FIRST PART

AND:

               WESTERN AFRICAN GOLD AND EXPLORATION S.A., a company duly incorporated in Mali, of Tidiane Derne, Notary, B.P. 1945 Bamako, Mali

               ("WAG");

                                                            OF THE SECOND PART

AND:

               RANDGOLD RESOURCES LIMITED, incorporated in Jersey, Channel Islands, of 5 Press Avenue, Selby, Johannesburg, South Africa

               ("Randgold")

                                                            OF THE THIRD PART

WHEREAS:

A. WAG holds the Permits in Mali which give it the exclusive rights to explore for gold and associated minerals and platinoids in the areas of Dandoko and Medinandi in Mali.

B. WAG is wholly owned by Sanou, which is a wholly owned subsidiary of Azco and Azco is additionally acting as agent for Sanou in this Agreement.

C. Randgold is actively engaged in, and has the expertise and capability to prospect and mine for gold in Mali.

D. Azco and Randgold wish to establish a venture under which Randgold may commence an exclusive prospecting, exploration and evaluation program to determine whether potentially economic deposits of gold may exist on the Permit Areas, and if so, the manner under which, through a joint shareholding of WAG, Randgold and Azco, through its subsidiary Sanou, will proceed to develop and conduct mining Operations in respect of any such deposits.

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

E. In pursuance of D above, Randgold and WAG have entered into a legally binding Heads of Agreement dated 5 August 1998 under which the parties have agreed on the basic terms of the Agreement.

F. Randgold, WAG, Sanou, and Azco have each taken all necessary action to permit and authorize it to enter into this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and provisions herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

                                    ARTICLE I

                                   DEFINITIONS

1.1 Affiliate or Affiliates. means any person, partnership, joint venture, or other form of enterprise which directly or indirectly controls, or is controlled by or is under common control with a party, and in the case of Randgold shall mean its partners in the Loulo project in Mali. For this purpose, "control" shall mean the ability, directly or indirectly, to direct or cause direction of management and policies through ownership of voting shares, securities, contract, voting trust or otherwise. Control shall mean de facto control, including without limitation the power to appoint the majority of the directors or equivalent officers of the body corporate or the control of the majority of the voting rights of the body corporate;

1.2 Agreement. means this Agreement, including all amendments and modifications which may be made to it from time to time, and all schedules to this Agreement, which are incorporated in this Agreement by this reference;

1.3     Assets. means all assets of WAG including the Permits from time to time;

1.4     Board. means the Board of Directors of WAG;

1.5 Budget. means a detailed estimate of all costs to be incurred by the parties with respect to a Program and an estimated schedule of cash advances to be made in respect of that Program;

1.6 Confidential Information. means the information referred to as such in clause 22.7;

1.7     "$" or dollar. means the currency of the United States of America;

1.8     Effective Date. means the date of the last signature hereto;

1.9 Exploration. means, inter alia, all direct and indirect preparation, analysis (and activities incident thereto), administration and filing work and Exploration Expenditures conducted and incurred by the Manager on the Permit Areas, at their instruction, or on their behalf, or by assignment to another party, for the purpose of determining the existence of ore on the Permit Areas and the economic viability of extracting the same;

1.10 Exploration Expenditures. means all cash, expenses, obligations and liabilities of whatever kind or nature spent directly or indirectly by the Manager, and any person on their behalf or in substitution for them, in connection with Exploration of the Permit Areas and any Programs, including without limiting the generality of the foregoing, monies expended in maintaining the Permits in good standing by doing and filing

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        assessment work, in doing geophysical, geochemical and geological surveys, drilling, assaying and metallurgical testing (and any costs pursuant to seeking and performing a Feasibility Study), in acquiring facilities, in paying the fees, wages, salaries, third party costs (including legal, accounting, geological consultants and all other parties engaged), traveling expenses and fringe benefits (whether or not required by law) of all persons engaged in work with respect to and for the benefit of the Permits, in paying for the food, lodging and other reasonable needs of such men, in paying the Manager's administration fee of 5% for supervision of all work done by the Manager and its consultants and contractors for the benefit of the Permits;

1.11 Feasibility Study. means the final report produced in a form sufficient to obtain financing and to obtain financial approval to develop a mine within the Permit Area and otherwise to ascertain whether gold, or other product which the Permit allows to be produced, from one or more substantial deposits suitable for development within the Permit Area can profitably be extracted, treated and sold under circumstances that would provide a reasonable long term return to the parties. Such a report:

        1.11.1 shall report on the economic feasibility of establishing a mine and constructing facilities for removing and processing deposits of gold;

        1.11.2 shall include (amongst other matters) a review of geology, ore reserves, metallurgy, environmental considerations, mining methods, mine capital and operating cost estimates, process flow sheets, process plant capital and specifications and requirements, capital and operating cost estimates, rate-of-return calculations, general personnel requirements and appropriate sensitivity analyses incorporating price costs sensitivities, and such other information as the Manager deems appropriate; and

        1.11.3 may be prepared by the Manager, an associated company of the Manager or a contractor chosen by the Manager;

1.12 Heads of Agreement. means the Heads of Agreement dated 5 August 1998 between the parties referred to in Recital E, a copy of which is attached as Schedule "3";

1.13 Implementation Date. means the date on which Randgold Shares are transferred, which shall occur as best efforts by March 30, 1999 and closing shall thereupon be deemed to occur effective on December 31, 1998, it being recognized that the effective date for recognition of rights and obligations of this Agreement is the Effective Date;

1.14 Liabilities or Liability. means any and all claims, demands, investigations, judgments, losses, liabilities, costs and expenses, including reasonable attorneys' fees;

1.15    Mali. means the Republic of Mali;

1.16 Manager. means the person or entity appointed under clause 14.1 to manage Operations, and includes any person appointed from time to time to succeed the incumbent Manager in managing operations;

1.17 Operations. means the exploration, development, mining and other activities of the parties in the Permit Areas, carried out under this Agreement;

1.18 Permit Areas. means the area to which the Permits apply at the Effective Date, as that area may be reduced from time to time in accordance with the Permits;

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1.19    Permits. means the exclusive prospecting permits held under Arrete No.
        97-1129/MMEH-SG transferring Arrete No. 92-7113/MMIE-CAB of 31 December 1992 and its renewal on 25 October 1996 by Arrete No. 96-1676/MMEH-SG, from Consortium Miniere Industriel par Action "GUEFEST" in respect of the areas known as Dandoko and Medinandi, copies of which are attached as Schedules 1 and 2;

1.20 Program. means a description in reasonable detail of Operations relating to the Permits to be conducted by the Manager for a year or for any longer period and for which Budgets have been prepared;

1.21 Randgold Shares. means the shares in WAG to be acquired by Randgold so as to make it a 75% shareholder in WAG;

1.22 Shareholding. means the percentage interest representing the ownership interest of a party in the Operations, and all other rights and obligations and items of property arising under this Agreement or to which this Agreement relates, as such interest may from time to time be adjusted. Shareholding shall be calculated to three decimal places and rounded to two. Decimals of .005 shall be rounded down;

1.23    Shares. means the issued shares in WAG from time to time;

1.24 Year. means a period of 12 months, commencing on the anniversary of the Effective Date.



                                    ARTICLE 2

                               PURPOSES AND TERMS

2.1 General. Azco and Randgold enter into this Agreement to constitute themselves shareholders of WAG with effect from the Effective Date, and to pursue the purposes hereinafter mentioned, and they agree that all of their rights and liabilities as against each other, and all of the Operations, on or in connection with the Permit and the Permit Areas shall be subject to and governed by this Agreement.

2.2 Purposes. The parties enter into this Agreement for the following purposes and for no others:

        2.2.1 in the case of WAG to make all its right, title and interest, whether direct or indirect, or legal or beneficial, in the Permits available for the purposes of and for use in connection with the Operations;

        2.2.2 in the case of Azco, as principal shareholder of WAG on the Effective Date, to approve this Agreement as such shareholder and to vote its Shares to instruct WAG to comply with the terms of this Agreement and to procure that the other shareholders similarly give their approval and vote their Shares;

        2.2.3 in the case of Randgold to conduct Exploration within the Permit Areas, to incur the expenditures provided for by this Agreement, to act as Manager of activities on the Permit Areas, to maintain the Permits in accordance with the Law of Mali, to safeguard the Randgold Shares, as controlling shareholder of WAG to cause WAG to be safeguarded and maintained free of liability or encumbrance arising from the activities of Randgold as Manager, to evaluate possible development and mining of the Permit Areas, to produce a Bankable Feasibility Study, as Manager to engage in development and mining in the Permit Areas, and to perform any other operation or activity necessary, appropriate or incidental to any of the

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               foregoing.


2.3 Limitation. Unless the parties otherwise agree in writing, the Operations shall be limited to the purposes described in clause 2.2, and nothing in this Agreement shall be construed so as to enlarge such purposes.

2.4 Effective Date and Term. The Effective Date shall be the date of the last signature hereto. The term of this Agreement shall, unless it is earlier terminated in accordance with its terms, be for so long as both Azco and Randgold are shareholders of WAG.

                                    ARTICLE 3

                             UNDERTAKING BY RANDGOLD

3.1 Randgold undertakes that from the Implementation Date it will over the following 36 months, conduct Exploration over the Permit Areas, at a minimum cost of $2 million, with the aim of establishing whether there is a viable economic gold indicated resource of at least one million ounces and thereafter it shall prepare a Bankable Feasibility Study on such a resource for WAG, to be completed on a best efforts basis within a further 12 months but to be completed within 18 months. Should the indicated resource be less than 1,000,000 ounces but be a viable resource then the parties shall in good faith continue this Agreement with such amendments as are considered necessary and mutually agreeable.

3.2 In undertaking Exploration, Randgold will use methods and techniques consistent with modern exploration practices.

3.3 The preparation of Budgets, target generation, management of Exploration and the day to day activities associated therewith will be the sole prerogative of the Board. The Board shall not effect certain decisions except with the unanimous consent of the Board in the following circumstances:

        3.3.1 The abandonment, assignment, sale, surrender, or any other disposition of a substantial or an economically material portion of the Permits or the Permit Areas or of the workings established thereon other than as is required in terms of the laws of Mali as it affects the Permits;

        3.3.2 joint venturing or otherwise optioning or permitting the entry of any other party into this joint venture enterprise, except as otherwise permitted in this Agreement;

        3.3.3 financing of the enterprise herein contemplated on terms which are not within normal commercial parameters prevailing in normal corporate practice in the mining industry;

        3.3.4  securitizing the enterprise herein contemplated;

        3.3.5 contracting of any part of the enterprise on terms which are not commercially reasonable within prevailing industry practice;

        3.3.6  the acquiring of assets or the incurring of capital expenditure;

        3.3.7 non-arms length transactions with any party hereto or an Affiliate; or

        3.3.8 any other transaction which creates an unequal or unusual benefit or detriment to any Party.

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

3.4 As controlling shareholder of WAG from the Implementation Date, Randgold will vote its Randgold Shares to cause WAG to fulfill the terms of this Agreement and Randgold will exercise its vote of its Randgold Shares to cause Azco to have a 25% representation on the Board and, further, will render Azco all such assistance as it may require to enforce its rights hereunder in respect to WAG's compliance with this Agreement and to require such of the Board of WAG.

3.5 Randgold, as controlling shareholder of WAG, shall ensure that WAG properly renews the Permits as the law requires and maintains such Permits in good standing. Randgold acknowledges that to the Implementation Date Azco has been making application for the renewed Permits based upon budgets and data provided by Randgold and in contemplation of Randgold assuming responsibility for the same.

                                    ARTICLE 4

                               UNDERTAKING BY AZCO

4.1 As the controlling shareholder of WAG on the Implementation Date, Azco undertakes to vote its shareholdings to cause Sanou to cause WAG to allot and issue to Randgold, sufficient WAG ordinary shares so as to make Randgold a 75% shareholder of WAG as contemplated in parts 7 and 8 hereof.

4.2 Sanou and Azco will vote its Shares to cause WAG to fulfills its obligations in terms of this Agreement while Azco has a controlling interest.

4.3 Sanou and Azco will pass such resolutions and give such consent as is required to give effect to this Agreement.

                                    ARTICLE 5

                               UNDERTAKING BY WAG

5.1 WAG undertakes on the Implementation Date to allot and issue to Randgold such shares as to make Randgold a holder of 75% of its issued ordinary shares.

5.2 All governmental approvals which may be required to implement this Agreement in Mali will be obtained by WAG as expeditiously as possible. Randgold and Azco will provide whatever facilities may be necessary to assist in such implementation.

5.3 Upon the implementation of the new shareholding, WAG will constitute the Board so as to ensure that Randgold has a 75% representation and Azco a 25% representation. If necessary, changes to WAG statutes to give effect to the implementation of this Agreement will be made by WAG. Upon the termination of this Agreement Randgold will provide Azco with those corporate documents provided to Randgold in clauses 8.1.1.2 and 8.1.1.7.

                                    ARTICLE 6

                          ADDITIONAL SHAREHOLDING - WAG

6.1 In terms of the Convention d'Establishment, under the laws of Mali it is understood by the parties hereto that the government of Mali has the right to receive, at its election, a 15% carried interest in the Permit Areas or in the company owning such. The government also has the right to receive an additional 5% working interest. The parties acknowledge the dilution effect of such government elections and shall suffer such dilution pro-rata with their interests being 75% to Randgold and 25% to Azco, or such interests as they may have at the relevant time in accordance with any dilution which may have occurred

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        to the date of the government's election.

                                    ARTICLE 7

                    ACQUISITION BY RANDGOLD OF SHARES IN WAG

7.1 On the Implementation Date, Azco will vote for and approve and WAG undertakes, to allot and issue and deliver to the escrow agent, as contemplated in Article 7.2 and Article 8, such number of shares in WAG's capital, so as to vest Randgold with 75% of the issued share capital of WAG and Azco the holder of 25%. In connection with such subscription WAG and Azco give Randgold the warranties set out in Schedule "4".

7.2 The Randgold Shares will be retained in escrow by an agent in England mutually acceptable to the parties, together with share transfer forms signed by Randgold authorizing the transfer of the Randgold Shares to Azco in the event of Randgold defaulting under the terms of this Agreement and failing to cure such default (as either acknowledged by Randgold or as adjudged by a competent tribunal) or this Agreement terminating without Randgold having completed the expenditures contemplated by this Agreement for Exploration and production of the Bankable Feasibility Study

7.3 Once Randgold has spent $2 million on Exploration and concluded the Bankable Feasibility Study acceptable to independent financial institutions on the Permit Areas, the escrow agent shall release the Randgold Shares and the signed share transfer forms to Randgold upon receipt of such a written instruction from Azco and Randgold or upon order of a competent tribunal.

7.4 All fees of the escrow agent shall be borne by the parties pro rata in accordance with their ownership interests in WAG.

7.5 The transfer fees and expenses for the transfer of the Randgold Shares to Randgold in terms of 7.1 above, will be for the account of Randgold, and those for the transfer back from Randgold to Azco will be for Azco's account.

                                    ARTICLE 8

                         ISSUANCE OF THE RANDGOLD SHARES

8.1 Issuance of the Randgold Shares shall be effected upon the mutually agreed Implementation Date (failing mutual agreement such shall occur on the last day) at the Randgold offices in Bamako in the following manner:

        8.1.1    WAG shall deliver:

        8.1.1.1 to the escrow agent, in accordance with a mutually acceptable escrow agreement, a share certificate in respect of the Randgold Shares made in the name of Randgold, together with a transfer form, to be signed by Randgold to transfer the Randgold Shares back to Azco in the event of a termination of the agreement and undated resignations of Randgold Board directors (to be released whenever a new Board member is appointed by Randgold) as contemplated in, inter alia, Article 7 above and the below provisions;

        8.1.1.2 to Randgold the books and records of WAG, to be immediately returned in the event of Randgold not earning its Randgold Shares, and WAG shall, and Randgold shall give all assistance whenever requested to do so by Azco, give Azco and its authorized representatives access

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                 to such books and records (and Azco and its representatives shall be entitled to make and keep copies of such books and records or extracts from such books and records) as Azco or such representatives may reasonably require;

        8.1.1.3 to Randgold a resolution by the shareholders and directors of WAG approving, in terms of WAG's statutes, the issue of the Randgold Shares;

        8.1.1.4 to Randgold the appointment of the Randgold Board nominees and the resignation of sufficient WAG directors to cause the Board to be composed of 75% Randgold nominees and 25% Azco nominees.

        8.1.1.5 to Randgold the written resignation of the secretary and public officer of WAG, if required by Randgold;

        8.1.1.6 to Randgold the written undertaking of the auditors of WAG to resign upon the written request of Randgold;

        8.1.1.7 to Randgold possession of the statutes of WAG, books of account, Minute Books, tax files and all other documents owned by WAG, to be returned immediately to Azco in the event that Randgold does not earn the Randgold Shares.

                                    ARTICLE 9

                          LOSS OF TERRITORY OF PERMITS

9.1 It is acknowledged by the parties that, consequent upon the operation of the laws of Mali, that 50% of the Permits area must be abandoned upon the renewal of the Permits. It is acknowledged that the area being abandoned has been mutually agreed as that presently excluded from that being applied for under the Permits renewal. It is further agreed that if either party shall, legally or beneficially, acquire any interest in the abandoned area during the currency of this Agreement that such shall be deemed acquired on behalf of Randgold and Azco, or their appointed nominees.

                                   ARTICLE 10

                      SALE AND PRE-EMPTIVE RIGHTS TO SHARES

10.1 The Randgold Shares may not be sold, assigned, hypothecated, or otherwise have any interest therein disposed until such time as Randgold has fully earned the same. Thereafter the Randgold Shares may be sold in accordance with the following provisions.

10.2 A shareholder wishing to sell or otherwise dispose of any interest in all or part of its shares in WAG shall serve upon WAG notice in writing of its intention to sell its shares, together with the share certificates and signed transfer forms in respect of the shares concerned ("the identified shares"). The offer shall specify the number of identified shares offered for sale, the purchase price per share at which the offeror is prepared to sell the identified shares, the value of any offeror's loan accounts associated with such identified interest offered for sale, the identity of any third party who has offered to purchase the identified shares, the period for which the offer shall remain open, (which shall not be less than 30 (thirty) days), and any other material matter deemed by the offeror to be relevant to a prospective purchaser of the identified shares. The offeror shall be under no restriction as to the price at which it is prepared to sell the identified shares. The offer shall be deemed to constitute WAG as the agent of the offeror for the sale of the

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        identified shares at the purchase price per share stated in the offer.

10.3 WAG shall offer the identified shares to the remaining shareholder or shareholders.

10.4 If the remaining shareholder does not purchase all (or some lesser part if approved by the offeror) the identified shares within the period for which the offer is open, the offeror may dispose of the identified shares (or at the election of the offeror the balance of the identified shares) to a third party, provided that:

        10.4.1 none of the terms and conditions of the disposal is more favourable to the third party than the equivalent term or condition specified in any offer to the remaining shareholder;

        10.4.2 the disposal is concluded within 120 (one hundred and twenty) days of the expiry of the offer to the remaining shareholder;

        10.4.3    the purchasing party becomes a party to this Agreement;

        10.4.4 the purchasing party shall have the capacity at the time of sale to perform the obligations of the offeror and to enter into all such guarantees, suretyships, or any other obligation of the offeror, failing which, at the sole discretion of the other shareholders, the offeror shall not be relieved of any obligations arising from this agreement or any other agreement entered into in the course of the development of the Permits.

        10.4.5 If at the expiry of the offer period the remaining shareholder has notified its willingness to accept the offered identified shares, WAG shall record the transfer of such identified shares to the remaining shareholder who shall be bound to pay the price for the identified shares and the offeror shall be bound upon payment to transfer the shares to the remaining shareholder.

10.5 If upon the expiry of the offer period the aggregate of the shares for which acceptances have been received is less than the aggregate of the identified shares, the offeror may within 14 days elect to withdraw the offer in which case the offer shall be deemed to be withdrawn and the offeror shall be entitled to retain the identified shares.

10.6 The offeror shall execute and deliver, or cause to be delivered to each purchaser of identified shares such documents, duly completed and signed, as are necessary to transfer complete and full title in respect of the shares sold to those purchasers.

10.7 Notwithstanding the provisions of this clause, any share may be transferred by either shareholder to an Affiliate provided such Affiliate becomes a party to this Agreement and the rights of pre-emption conferred on the shareholders shall not arise on the occasion of such transfer.

                                   ARTICLE 11

                               FURTHER EXPENDITURE

11.1 Once Randgold has expended US $2,000,000.00 on Exploration during the three year period and has produced the Bankable Feasibility Study, it will be the unrestricted owner of 75% of WAG constituting the Randgold Shares and such shall be released to Randgold from escrow.

11.2 After Randgold has expended funds on Exploration and produced the Bankable Feasibility Study then the Board of WAG will thereafter call for contributions from its

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        shareholders for funds for further Budgets in accordance with programs and Budgets approved by the Board. A Budget requiring cash calls in excess of $1,000,000US shall be approved unanimously by the Board but in the event of disagreement and dead-lock extending in excess of 30 days, the Manager shall have a casting vote which shall determine the issue. A cash call for a Budget shall be for no more than the projected Budget requirements for the succeeding quarter, unless additional expenditure is approved by all parties.

11.3. Within 45 days of the approval by the Board of such program and budget, the shareholders may elect to contribute to such program and budget as follows:

        11.3.1 in proportion to their then existing shareholding as at the beginning of the period covered thereby; or

        11.3.2 in some lesser amount than its respective shareholding, or not at all, in which case its shareholding shall be recalculated as provided in Article 13.

11.4 In the event that none of the shareholders will contribute their portion of a Budget, or in the event that any part of a Budget is unfunded and no shareholder will assume the unfunded portion, then the Budget shall be considered void and the Manager and the Board shall produce a new Budget for which the shareholders will fund the entire Budget.

11.5 From the commencement of a Budget the Manager shall immediately notify the Board of any material departure from an approved program and Budget. If the Manager exceeds an approved Budget by more than 10% (ten percent), then the excess over 10% (ten percent), unless directly caused by an emergency or unexpected expenditure or unless otherwise authorized by the Board and the parties hereto, shall be for the sole account of the Manager, and such excess shall not be included in the calculations of the shareholding for the purpose of dilution or otherwise. Budget overruns of 10% (ten percent) or less shall be borne by the contributing parties in proportion to their respective shareholding as of the beginning of the period covered by the program and budget in question. Such overrun shall be funded by the parties in accordance with their shareholding within 30 days of invoice by the Manager.

11.6 From the commencement of a Budget in case of emergency, the Manager may take any action it deems necessary to protect life, limb or property, to protect the assets or to comply with law or government regulation. Likewise, the Manager may make expenditures for unexpected events which are beyond its reasonable control and which do not result from a breach by it of its standard of care. In the case of either an emergency or unexpected expenditure, the Manager shall promptly notify the parties of the emergency or unexpected expenditure, and the Manager shall be reimbursed therefore by the parties in proportion to their respective shareholding as of the beginning of the period covered by the then current program and budget.

11.7 Within 15 (fifteen) days of a shareholder's election in terms of subclause 11.3 for a Budget which has been fully committed for funding the shareholders shall advance to the Manager their proportionate share of the estimated amount of the forthcoming calendar quarter adjusted if necessary to take account of the election. Thereafter on the basis of the approved program and Budget, the Manager shall submit to the shareholders 15 days prior to the last day of each calendar quarter a billing for estimated cash requirements for the next ensuing calendar quarter. The shareholders shall advance to the Manager their proportionate share of the estimated amount by the first day of such next ensuing quarter. Time is of the essence for payment of such billings.

11.8 If a shareholder fails to meet cash calls in the amount and at the times specified in clause 11.7 they shall be in default. Such default if not rectified within 14 (fourteen) days.

        following receipt of written notification by the Manager shall result in a dilution by the shareholder as provided for in clause 13.

                                   ARTICLE 12

                           BANKABLE FEASIBILITY STUDY

12.1 At any time during the duration of the first 36 months of the Agreement the Manager may decide that the results of the Exploration warrants the preparation of a Bankable Feasibility Study.

12.2 To the extent that Randgold has not completed its funding of US$2,000,000 in Exploration expenditure then Randgold shall apply such unexpended amount to the funding of the Bankable Feasibility Study.

                                   ARTICLE 13

                            DILUTION OF SHAREHOLDING

13.1 Once Randgold has fully earned its interest in accordance with the terms of this Agreement then the shareholders of WAG shall contribute to the costs of Budgets and programs in proportion to their shareholding at any relevant time.

13.2 It is anticipated, and permitted, that the parties shall largely or fully fund Budgets through inter-corporate loans to WAG and it is acknowledged that all funds advanced to date are in the form of loans. All loans shall be advanced under a first charge security which shall rank between the parties equally and ratably in accordance with their shareholder interests, subject only to subordination to bona fide third party lenders approved by the Board or to charges required by law. Until Randgold has fully earned its Randgold Shares, all loans shall rank equally and ratably with the actual amount of outstanding loans as between Azco and Randgold. It is acknowledged that in regard to Azco's historical debt of approximately $4,000,000 US (the "Azco Debt"), and the debenture of such amount outstanding on the books of WAG, that upon Randgold earning its Randgold Shares the Azco Debt shall be amended to provide that such shall be an encumbrance only on the interest of Azco in WAG, shall not be a general liability of such company, and shall only be paid from the revenue of WAG attributable to Azco's equity interest in WAG.

13.3 In the event that Mali elects to receive a non-contributory 15% and further elects to receive a 5% working interest then the other shareholders in the mining company will be required to contribute the proportionate costs towards further Budgets in the following proportions or dilute:

13.3.1 If Mali elects to receive the 15% carried plus the 5% working interest, then the shareholding and contributions in the mining company will be:

                         Shareholding           Contribution
                         ------------           ------------
        Randgold             60%                   71.25%
        Azco                 20%                   23.75%
        Mali                 20%                       5%

        13.3.2 If Mali elects not to receive a 5% working interest but to remain with its 15%
        non-contributory interest, the parties shareholding and contributions will be:

                          Shareholding  Contribution
                          ------------  ------------
        Randgold             63.75%         75%
        Azco                 21.25%         25%
        Mali                 15%             0%

13.4 The shareholding of that party electing to reduce its contribution to a Budget or not to contribute at all or failing to make a cash call, shall be recalculated at the time of election or default and abated in accordance with the formula set out hereunder. The percentage interest of a Party shall be recalculated by multiplying such percentage interest by a factor (hereafter called "X"), expressed as a decimal factor derived by the following formula. The Party not being diluted shall have its interest increased by the interest lost by the diluting party resulting from the following formula:

                                 A + B
                             X = -----
                                 C + D

        Where X  is the recalculation factor; and

        A is the deemed expenditure of the party whose interest is being diluted and shall be the sum of the following as identified for each party:

        1) US $2,000,000 (two million United States Dollars) plus all other costs to the completion of the Bankable Feasibility Study for Randgold (the "Randgold Expenses") plus Azco's historical expenditures of sec. 13.4(3) below multiplied by Randgold's contribution percentage of sections 13.3.1 or 13.3.2, dependent upon Mali's election, shall be deemed for Randgold;

        2) Azco's contribution percentage of section 13.3.1 or 13.3.2, dependent upon the relevant Mali election, multiplied by the Randgold Expenses shall be deemed for Azco; and

        3) Azco's historical expenditure to acquire the Permits and to explore the same in the amount of $4,000,000 US for Azco (less the amount paid by Randgold to Azco for the camp);

        B is the diluting party's actual contribution to Budgets to date;

        C is the total deemed expenditure for a Party, of numerator A 1 to 3 above;

        D is the total amount which a Party should have contributed in accordance with its contributory interest of sections 13.3.1 or 13.3.2.

13.5 Once a party has suffered dilution of its shareholding, it shall be entitled to resume contributions to Budgets for the next quarter and thereafter, only at the diluted level of its shareholding, provided however, that the shareholding of a diluted party may be increased in the event of any other party subsequently itself suffering dilution of its shareholding in terms of the above. However, a diluted party may employ a one time election at any time, for a period of 12 months following dilution, to regain its interest ("Repurchase Election") by paying the party which has borne the additional cost the total costs during that period the paying party has borne for the other party's diluted interest to the date of the Repurchase Election plus a fifty (50%) percent premium plus interest at

        US Treasury Department month end prime plus 4% and calculated monthly on the non-premium amount.

13.6 If a party's interest is diluted to 5% or less of WAG then it shall relinquish all of its interest and shareholding and receive a 4% net profits interest ("NPI"). The NPI shall be calculated on the net profit determined in accordance with Schedule "5" hereto.

                                   ARTICLE 14

                                     MANAGER

14.1    Appointment

        14.1.1 Each party hereby appoints Randgold as the Manager of WAG for the period in which Randgold is the largest shareholder of WAG and agrees that the Manager shall have overall management responsibility for WAG. The parties agree that Randgold may from time to time appoint an Affiliate to be Manager to act on its behalf under this Agreement and that, in this respect, Randgold may appoint Affiliates to manage (in accordance with this Agreement) all or any other specific areas to which this Agreement relates. Randgold agrees to serve as Manager unless and until it resigns (whether by Randgold nominating an Affiliate to act as Manager in its place or otherwise) or is deemed to resign as provided in clause 14.4

        14.1.2 If Randgold assigns or transfers its shares in WAG to an Affiliate then, if Randgold is the Manager at the time of such assignment or transfer, Randgold shall continue as Manager under this Agreement, unless it otherwise determines to transfer the Manager's duties to such Affiliate.

        14.1.3 In the event that an Affiliate succeeds Randgold as Manager Randgold and the Affiliate shall take such transitional steps as are necessary for the Affiliate to assume and perform the powers and duties of Manager under this Agreement.

        14.1.4 Subject to notice to the Board and non-objection thereby and subject to Randgold's continuing obligations of supervision, Randgold may sub-contract part or all of its duties as Manager to reputable and capable independent contractors so long as such sub-contracts do not materially add to cost in the areas where Randgold has capability to perform the duties.

14.2    Powers And Duties Of Manager

        Subject to the provisions of this Agreement, the Manager shall have the following powers and duties:

        14.2.1 The Manager shall, by itself or through its employees, agents, independent contractors or Affiliates, manage, direct and control operations on behalf of WAG in regard to the Permits, and for that purpose shall have control of all the Assets. The Manager shall conduct operations in accordance with programs and budgets adopted by, and the lawful decisions and directions of the Board, but shall otherwise be entitled to conduct operations in the Manager's absolute discretion.

        14.2.2 The preparation of budgets and the expenditure of funds shall be at Randgold's sole discretion, save that such expenditure shall comply with the undertaking by Randgold to expend $2 million on Exploration on the Permit

        Areas within 3 years of the Implementation Date.

14.2.3 The Manager shall implement the decisions of the Board, shall make all expenditure necessary to carry out adopted programs, and shall promptly advise the Board if it lacks sufficient funds to carry out its responsibilities under this Agreement.

14.2.4  The Manager shall:

        14.2.4.1 purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms available, taking into account all of the circumstances;

        14.2.4.2 obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions;

        14.2.4.3 keep the Assets free or procure that the Assets are kept, free and clear of all liens and encumbrances, except for those existing at the time of, or created concurrent with, the acquisition of such Assets; and

        14.2.4.4 pay, on behalf of such parties as are liable to contribute, all costs and expenses incurred through the conduct of Operations.

14.2.5 The Manager shall conduct such title examinations and, to the extent it is able to do so in view of which entity holds title to the Permits, cure such title defects as may be advisable in the reasonable judgment of the Manager.

14.2.6  The Manager shall:

        14.2.6.1 make or arrange for all payments required by permits, licenses, concessions, contracts and other agreements related to the Permits;

        14.2.6.2 pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a party's sales revenue or net income; and

        14.2.6.3 do all other acts, including the preparation and lodgment of such reports as are required by law, as are reasonably necessary to maintain the Assets in good standing.

14.2.7  The Manager shall:

        14.2.7.1 apply for all necessary permits, licenses and approvals required for or in connection with operations;

        14.2.7.2 comply with applicable laws and regulations;

        14.2.7.3 notify the Board promptly of any allegations of substantial violation of such applicable laws or regulations;

        14.2.7.4 prepare and file all reports or notices for Operations;

        14.2.7.5 shall prosecute and defend on behalf of WAG but shall not initiate without consent of the Board, any litigation or administrative proceedings arising out of Operations. The parties shall have the right to participate, at their own expense, in such litigation or administrative proceedings;

14.2.8 The Manager shall notify each party of any litigation or administrative proceeding of which it becomes aware which is instituted against the Manager or the parties arising out of Operations, and of any material matter arising out of Operations which could reasonably be regarded as giving rise to a right in the parties or the Manager to commence any litigation or administrative proceeding. If the Board does not consent to the Manager initiating a litigation or administrative proceeding, a party may institute that proceeding in its own name and at its own expense, but shall keep the Manager and each other party fully informed of the progress of the proceeding and shall indemnify the Manager and each other party against all losses, liabilities, damages and such costs which they may incur in respect of or arising out of the proceeding.

14.2.9 The Manager shall procure and maintain such insurance as may be required by all applicable laws, rules or regulations and good mining practice in respect of Operations. No other insurance shall be provided for the benefit of the parties. However, a party may procure and maintain at its cost and expense such other specific insurance relating to Operations as it shall consider necessary and such other insurance shall be solely for the benefit of the party procuring the same and the premium therefor shall be for the account of that party. Further, such insured party shall indemnify each other party against any liabilities incurred by the other party as a result of a claim by the relevant insurer, whether by subrogation or otherwise.

14.2.10 The Manager may not dispose of Assets, whether by sale, assignment, abandonment or other transfer, except with the consent of all of the parties. Notwithstanding, the Manager shall carry out all procedures required on behalf of WAG to abandon any part of the Permits required by law and to the extent determined by the Board and the Manager shall also act to secure such new permit areas as the Board may determine to acquire.

14.2.11 The Manager shall have the right to carry out its powers, duties and obligations under this Agreement through its employees, agents, independent contractors or Affiliates.

14.2.12 The Manager shall keep and maintain all required accounting and financial records in respect of WAG in accordance with customary cost accounting practices in the mining industry.

14.2.13 The Manager shall select and employ at competitive rates all supervision and labour necessary or appropriate to all Operations. All persons engaged or employed hereunder, the number thereof, their hours of labour and their compensation shall be determined by the Manager, and they may be employees of the Manager.

14.2.14 At the end of each half year, the Manager shall provide to the parties a report on Operations which shall include copies of all information acquired in Operations, including, but not limited to, maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, Operations, technical, accounting and financial records. In addition, the Manager shall, upon receiving reasonable notice and at reasonable times, allow the parties at their sole risk and expense, and subject to reasonable safety regulations, to:

        14.2.14.1 inspect the Assets and Operations, but shall be entitled to request that the inspecting parties first undertake not unreasonably to interfere with Operations; and

        14.2.14.2 have access to, and inspect and copy, all information relating to Operations.

        14.2.15 The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing.

        14.2.16 If the Manager fails to adequately insure the project or causes the insurance to fail then the Manager shall indemnify and hold harmless the parties hereto and their directors, officers, employees, agents and any other person to which a party hereto has responsibility for all damages, costs, injury, litigation, liability, indemnity, prosecution or any other matter arising from the acts or omissions of the Manager arising from willful acts or omissions or gross negligence.

        14.2.17 The Manager shall not be in default of its duties if its inability to perform results from the failure of the parties to perform acts or to contribute funds, call or other amounts required of them by this Agreement.

14.3    Standard of Care

        The Manager shall conduct all Operations in a good workmanlike and efficient manner, in accordance with sound mining and other applicable international industry standards and practices and shall operate in accordance with all applicable laws of Mali and in accordance with the terms and provisions of the Permits.

14.4    Resignation and Deemed Offer to Resign

        The Manager may resign as Manager of WAG at any time upon three month's prior written notice to the directors of WAG and Azco, or may be deemed to have resigned on the date of occurrence of the following, and in either case WAG shall elect a new Manager:

        14.4.1 where Randgold's shareholding in WAG is no longer the largest; or

        14.4.2 the Manager, in that capacity, fails to perform a material obligation imposed upon it under this Agreement and such failure continues for a period of 60 days after notice from a party demanding performance and the Manager has not disputed the default, otherwise has been adjudged in default; or

        14.4.3 the Manager fails to pay the bills of WAG within 60 days after they are due, provided such failure is not as a result of a party failing to make part or all of the cash calls or other contributions required of it under this Agreement; or

        14.4.4 the Manager suffers the appointment of a receiver, liquidator, administrators, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets in a proceeding brought against or initiated by it, and such appointment is neither made ineffective nor discharged within 90 days after the making thereof or such appointment is consented to, requested by or acquiesced in by it; or

14.4.5  the Manager:

        14.4.5.1 commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or

        14.4.5.2 consents to the entry of an order of relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, administrator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or

        14.4.5.3   makes a general assignment for the benefit of creditors; or

        14.4.6 entry is made against the Manager of a judgment, decree or order for relief by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

        14.4.7 in the event that Randgold is the majority shareholder but has elected or failed to contribute to two or more quarterly Budgets then Randgold may be replaced by the next largest shareholder which is contributing to Budgets and wishes to be Manager; or

        14.4.8     on termination of this Agreement.

14.5    Charges Levied by Manager

        14.5.1 The Manager shall be entitled to charge each month a management fee equal to 5% of the funds expended in respect of Operations on or relating to the Permit Areas during the previous month.

        14.5.2 The management fee charged by the Manager under this clause may be regarded for all purposes as part of the relevant party's contribution to the minimum exploration expenditure of $2 million which relates to the period during which the charge is made.

        14.5.3 Nothing contained in this Agreement shall require the Manager, in its capacity as such, to advance its own funds for costs or expenses of the parties under this Agreement except for the Manager's obligation to fund cost overruns as contemplated in Article 11.

14.6    Transactions With Affiliates

        If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favourable than would be the case with arm's length transactions.

                                   ARTICLE 15

                           FORMATION OF MINING COMPANY

15.1 After completion of a Bankable Feasibility Study, if the parties elect to proceed with the development and if the law of Mali so requires, they shall form a mining company for that purpose. If the law of Mali does not require a new mining company then WAG shall continue as the mining company unless the parties mutually agree otherwise. The interest in the new mining company shall be held by WAG or, if the parties so elect, the new mining company shall allot to each of the parties the number of shares in accordance with their interests in WAG, adjusted for any dilution, and proportional in terms of the interest elected to be received by Mali as set forth below.

        15.1.1 Shareholding if Mali elects not to contribute towards Further
        Expenditure:

                  WAG                       85%

                  MALI                      15%

        15.1.2 Shareholding if Mali contributes in full (5%) towards Further
        Expenditure:

                  WAG                       80%

                  MALI                    - 20%


15.2 The mining company shall adopt a memorandum and articles of association in the form normally adopted at the relevant time by Malian mining companies unless the parties otherwise agree.

15.3 The mining company shall apply for an exploitation permit in its own name in respect of the Permit Areas or if that cannot be done, the parties shall jointly do so on behalf of the mining company.

15.4 Randgold will be appointed the first Manager and operator of the mining company on the same terms of this Agreement.

15.5 The Manager shall arrange financing for the development of a mine by the mining company. The intention of the parties is that external project finance be arranged to the maximum available. Any project financing shortfall shall be met by Randgold and Azco and if it elects to participate, by Mali, pro-rata to their shareholding in the mining company.

                                   ARTICLE 16

                             DISTRIBUTION OF PROFITS

16.1 All charges and expenses, as set forth in Part 13 regarding dilution which for the purposes hereof include exploration, operating, administration and depreciation costs incurred by Randgold and Azco on the Permit Areas up to the completion of the Bankable Feasibility Study, shall be considered as a loan by those parties to WAG.

16.2 The expenditure by Randgold and Azco up to the date of completion of the Bankable Feasibility Study will not bear interest. Expenses incurred after that date will bear monthly interest at the following rate:

        16.2.1 if the funds have been borrowed, the rate of interest must be such as to cover the interest on the borrowed funds together with all other costs associated with the loan;

        16.2.2 if the funds have not been borrowed, the interest rate must be that which the party's main bank will charge to its preferential clients, on a non-guaranteed loan.

16.3 The above loans together with the interest shall be repaid to Azco and Randgold out of the proceeds of the sale of the product of the mine subject to cash being available in WAG as determined by the Manager on a reasonable basis after considering submissions from the parties.

16.4 The net after-tax profit of WAG, after setting aside sufficient for working capital and capital expenditure, shall be distributed in the following preferential order:

        16.4.1     to satisfy the obligations of the mining company to Mali;

        16.4.2 to repay loans from third parties in accordance with the terms of such loan agreements;

        16.4.3 to pay interest on party loans, then to repay in the order in which they were advanced the principal of non-interest bearing loans as defined above to Randgold and Azco and thereafter to pay principal on party loans ratably in accordance with shareholdings;

        16.4.4 the balance to the parties in accordance with their shareholding applicable at that time.

                                   ARTICLE 17

                              DISTRIBUTION OF CASH

17.1 All the cash available for payment of loans and distribution in accordance with Article 16.4 above, as at the last day of each quarter shall be distributed to the parties within 14 (fourteen) days after the end of such quarter in the proportions of their shareholding.

17.2 Should any difference arise between the parties as to the amount of cash available for distribution as at the last day of any quarter, the difference shall be determined by WAG's auditor or another party mutually selected to mediate.

                                   ARTICLE 18

                      CAMP EQUIPMENT AND DRILLING EQUIPMENT

18.1 Randgold has offered to buy from WAG or Azco (in accordance with their ownership) and Azco and WAG have accepted the offer, camp equipment and drilling equipment located at Dabia. Any proceeds WAG is to receive as an allocation of any part, or all, of the equipment, the parties agree shall be paid directly to Azco as a reduction of its loan to WAG. A copy of the offer and its acceptance is attached hereto as Schedule `6'. The basis of the sale is that the equipment is sold as is, and no representations are made as to its conditions and suitability, other than that no other party has any rights to the equipment, which is fully paid for.

18.2 Effective as of 13 October 1998 this equipment is the property of Randgold subject to execution of this Agreement.

18.3 Payment of the purchase price of US$277,500 will be made by Randgold to Azco within 90 days of the actual closing of the issue of WAG shares to Randgold, for the equipment and prices set forth in the enclosed Schedule "6".

                                   ARTICLE 19

                           WITHDRAWAL AND TERMINATION

19.1    Termination

        The parties may terminate this Agreement at any time by unanimous written agreement. Randgold shall be entitled to terminate this Agreement at any time until it has fully earned its Randgold Shares on the giving of 90 days' prior written notice to each other party and subject to all obligations arising from Randgold's operations as Manager and controlling shareholder of WAG shall have been discharged or Azco shall have been satisfied that sufficient security has been given for such discharge. However, termination shall not be effected in the time frame which is less than 180 days prior to the expiration of the Permits unless such shall be left in good standing adequate to renew the Permits in accordance with the terms of the Permits and Malian law. Termination shall be deemed to occur on the later of the last day of the notice period or the day that unfulfilled obligations are finally fulfilled.

19.2    Continuing Obligations

        Upon termination of this Agreement each party shall remain bound by and liable to satisfy, perform and fulfill their or its (as the case may be) obligations which are or were due to be satisfied, performed or fulfilled prior to the date of termination or withdrawal (as the case may be), and also any obligations which are expressed by this Agreement to survive termination or withdrawal (as the case may be).

19.3    Return of WAG Shares on Termination

        Promptly after termination the escrow agent shall be instructed by Randgold to deliver the Randgold Shares together with the transfer forms to Azco. Azco may then deal with or transfer the shares as it requires, at its cost. The Manager shall take all action necessary to wind up the activities of the operations and all costs and expenses incurred in connection with the termination of this Agreement shall be expenses chargeable to Randgold save for the share transfer fees.

19.4    Right to Data After Termination

        After termination of this Agreement each party shall be entitled to copies of all information acquired in connection with this Agreement as of the date of termination and not previously furnished to it.

                                   ARTICLE 20

                 REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS

20.1    Capacity Disclosures

        Each of the parties represents, warrants and undertakes that:

        20.1.1 it is a company duly incorporated and in good standing in its place of incorporation and that it is qualified to do business and is in good standing in such jurisdictions as are necessary in order to enable it to carry out the purposes of this Agreement;

        20.1.2 it has the capacity to enter into and perform this Agreement and all transactions and obligations which are contemplated and provided for in this Agreement;

        20.1.3 all corporate and other action required to authorize it to enter into and perform this Agreement and all transactions and obligations which are contemplated and provided for in this Agreement (including the obtaining and effecting of such consents, authorizations, registrations and other authorities as it requires in connection with entering into and performance of this Agreement and such transactions) have been properly taken;

        20.1.4 it will not breach any other agreement or arrangement by entering into or performing this Agreement and that this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms;

        20.1.5 no litigation, arbitration, tax claim, dispute or administrative or other proceedings is current or pending or, to its knowledge, threatened which may have a material adverse effect on its ability to perform its obligations under this Agreement or on its financial condition or business and in each case it shall provide such evidence of the same as the other party may reasonably require; and

        20.1.6 in addition, each party represents and warrants that it has disclosed to the other parties all material facts and circumstances which, if not disclosed, would cause the representations and warranties given by the party in this clause to be materially misleading.

20.2    Mineral Rights

        Additionally, WAG represents, warrants and undertakes to Randgold that, as at the date of this Agreement:

        20.2.1 it is the registered holder of the Permits listed in clause 1.19; and

        20.2.2 to be best of its knowledge and belief (having made all reasonable inquiries):

                   20.2.2.1 no option, pre-emptive right, lease, prospecting contract or other right or interest vested in any third party exists in respect of the Permits, which might restrict, prejudice, or in any way detract from the rights conferred on Randgold under this Agreement; and

                   20.2.2.1 there are no restrictions or limitations on exploration or mining in or on the Permit Areas other than the normal restrictions imposed by law and the restrictions set out in the Permits;

        20.2.3 the Permits are in good standing at the Effective Date, and remain in good standing as at the Implementation Date of this Agreement;

        20.2.4 it has disclosed to Randgold all obligations that must be fulfilled to keep the Permits in good standing during the duration of this Agreement;

        20.2.5 it will, and it shall procure that its Affiliates will make no further commitment to the Malian Ministry of Mines, or other relevant mining authorities, or any other person, that would affect the conditions required to be met to maintain the Permits in good standing without first discussing and agreeing those conditions and commitments with Randgold;

        20.2.6 all prospecting and other activities by it and its Affiliates up to the Effective Date in the Permit Areas have been in accordance with the rights granted under the Permits;

        20.2.7 since the Effective Date it has delivered to or made available to Randgold all data, records and other information concerning title to, and all geological data relating to, the Permits and the Permit Areas which was in its or its Affiliates' possession or control as at the Effective Date or which has since come into its or its Affiliates' possession or control; and

        20.2.8 it has been entitled to, and shall continue to be entitled to, deliver or make available to Randgold all data, records and information of the type referred to in clause 20.2.7 and that the data, records and information are, and shall be, complete, true and accurate.

20.3    Azco Covenants

        Azco covenants and agrees as follows and each of these covenants shall continue during the term of this Agreement:

        20.3.1 Azco will assist, to the extent that it reasonably can and at the cost of Randgold, the Manager in any aspects of administration of title to the Permits which, because of the operation of Malian law, regulation or practice, the Manager is unable to fully perform or comply;

        20.3.2 without limitation to clause 20.3.1, at any time, and in any case at the request of the Manager, it shall use its best efforts to assist the Manager in obtaining or maintaining the Permits which are necessary to the conduct of Operations, and it shall assist the Manager by informing the Manager of title and mining problems or items which may affect the Permits;

        20.3.3 it shall make known and available to the Manager, its employees and agents any and all data, maps, or other documents or information which Azco may have or may acquire from time to time pertaining to the Permits or pertaining to the Permit Areas;

        20.3.4 it will not, unless expressly permitted by this Agreement, enter into any agreement or arrangement, or purport to enter into any agreement or arrangement, pursuant to which any third party, entity or person would or may obtain any interest in, or rights in respect of, the Permits, or any rights to prospect, explore or mine in, or to evaluate or develop, the Permit Areas.

                                   ARTICLE 21

                           RELATIONSHIP OF THE PARTIES

21.1    No Partnership

        Nothing contained in this Agreement shall be deemed to constitute a party the partner of the other parties or, except as otherwise herein expressly provided, to constitute a party the agent or legal representative of the other parties or to create any fiduciary relationship between the parties. It is not the intention of the parties to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership. Neither parties shall have any authority to act for or to assume any obligation or responsibility on behalf of the other parties except as otherwise expressly provided herein. The rights, duties, obligations and liabilities of the parties shall be several and not joint or collective. Each party shall be responsible only for its obligations as set out in this Agreement and shall be liable only for its share of the costs and expenses as provided in this Agreement.

21.2    Tax Returns

        Each party shall be responsible for its own tax returns.

21.3    Other Business Opportunities

        Except as expressly provided in this Agreement, each party shall have the right independently to engage in and receive full benefits from business activities, except where directly competitive with Operations, without consulting the other, unless such competitive operation exists on the Implementation Date and has been disclosed. Neither party shall have any obligation to the other party with respect to any opportunity to acquire any property outside the Permit Areas at any time, except as provided herein or in any other agreements between the parties. Each party shall indemnify, defend and hold harmless the other party and its Affiliates, and its or their respective directors, officers and agents from and against any liabilities which may be imposed upon, asserted against or incurred by any of them and which arise out of or result from any act or any assumption of liability by the indemnifying party, or any of its directors, officers, shareholders, employees, agents, attorneys and Affiliates, when such assumption is done or undertaken, or apparently done or undertaken, on behalf of the other parties or its Affiliates, other than pursuant to the authority expressly granted herein or as otherwise agreed in writing between the parties.

21.4    Termination of Rights

        Except as otherwise provided in this Agreement, neither Azco nor Randgold shall permit or cause all or any part of its interest in the shares of WAG, and WAG shall not permit or cause all or any part of its interest in the Permits to be sold, exchanged, encumbered, surrendered, abandoned or otherwise terminated.

21.5    Prohibition on Partition and Disposition

        No party shall seek partition, or sale in lieu of partition of the Permits or the Permit Areas during the continuance of this Agreement, and each party waives any rights which it may have in this regard. WAG, nor any party, shall dispose of any interest in the Permits or the Permit Areas or any material Assets except if unanimously approved by the parties hereto or where required by law.

21.6    Employees

        Where the Manager is a party, employees of the Manager are not and shall not be regarded as, and shall not be held out to be, employees of the other parties.

                                   ARTICLE 22

                               GENERAL PROVISIONS

22.1    Notices

        All notices, payments and other required communications hereunder ("Notices") between the parties and the Manager shall be in writing and shall be addressed, respectively, as follows. All notices shall be given:

        22.1.1     by personal delivery to the parties or its representative; or

        22.1.2 by electronic communication, with a confirmation sent by registered or certified mail, return receipt requested. All notices shall be effective and shall be deemed delivered:

               22.1.2.1 if by personal delivery on the date of delivery
                        and

               22.1.2.2 if by electronic communication on the date of receipt of the electronic communication. A party may change its address from time to time by notice to the other party and the Manager;

               If to Azco:

               at the address first herein set forth

               If to WAG:

               at the address notified by the board

               If to Randgold:

               Randgold Resources Limited
               P O Box 82291, Southdale, 2135
               SOUTH AFRICA
               Attn: Company Secretary
               Fax No: 27 11 837 1068

22.2    Waiver

        The failure of a party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the party's right thereafter to enforce any provision or exercise any right.

22.3    Modification

        No modification or amendment of this Agreement shall be valid unless made in writing and duly signed by the parties. If, in the event of experience gained through the operation of this Agreement, the parties agree that application of any of its provisions results in a material inequity to one or all of the parties, then the parties agree that they will meet to discuss possible changes in such provision(s) proposed by the parties as a means of obviating such inequity.

22.4    Force Majeure

        The obligations of a party shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of the party to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private exploration or exploitation, right, License, permit or concession; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, state or local environmental standards; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts supplies, services or equipment or by contractors or subcontractors' shortage of, or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities, or services; accidents; breakdown of equipment, machinery or facilities; or any other cause, whether similar or dissimilar to the foregoing. The affected party shall promptly give notice to the other party and the Manager of the suspension of performance, stating therein the nature of the suspension, the reasons therefor and the expected duration thereof. The affected party shall resume performance as soon as reasonably possible.

22.5    Governing Law

        22.5.1 This Agreement shall be governed by and interpreted in accordance with the laws of England. The parties submit to the exclusive jurisdiction of the courts exercising jurisdiction there in connection with matters concerning this Agreement.

        22.5.2 In event of any dispute, the parties shall attempt to resolve the matter amicably by negotiation of not less than 60 days, following which the matter shall be referred to the respective Chairmen of the parties. If the Chairmen of the parties are unable to resolve the matter within 30 days of notice to negotiate the dispute shall be determined judicially.

22.6    Further Assurances

        Each of the parties agree that it shall take from time to time such action and sign or execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

22.7    Confidentiality and Public Statements

        22.7.1 Except as otherwise provided herein, the terms and conditions of this Agreement, and all data, reports, records and other information of any kind whatsoever developed or acquired by either party in connection with this Agreement (together "Confidential Information"), shall be treated by the parties as confidential, and no party shall reveal or otherwise disclose such Confidential Information to third parties without the prior written consent of the other party.

        22.7.2     Confidentiality shall not apply to:

               22.7.2.1 the disclosure of Confidential Information to any Affiliate, or to the directors, officers or employees of a party or any Affiliate, or to the directors, officers or employees of a party of any Affiliate to any public or private financing agency or institution, to any contractors or subcontractors which the parties may engage and to employees and consultants of the parties or to any third party to which a party contemplates the transfer of all or part of its shareholding in WAG, provided that in each case, other than the disclosure of Confidential Information to Affiliates and directors, officers, employees of the party and its Affiliates, only such Confidential Information as the disclosee shall have a legitimate business need to know shall be disclosed, and that in each case the party shall ensure that the disclosee protects the confidential nature of such information at least to the same extent as the parties are obligated to do under this clause;

               22.7.2.2 Confidential Information which comes into the public domain other than through a breach of this clause;

               22.7.2.3 the disclosure by a party of the minimum information necessary in order to comply with any applicable law or legally binding order of any government agency or judicial body or of securities laws or listings agreements to which a party may be subject.

        22.7.3 The provisions of this clause shall apply during the term of this Agreement and shall also continue to apply for one year following its termination, and shall continue to apply to a party which forfeits, surrenders, assigns, transfers or otherwise disposes of its shares for one year following the date of such occurrence.

        22.7.4 Subject to requirements of relevant securities laws and rules, a party shall not make any public announcement or public disclosure with regard to this Agreement, whether or not relating to Confidential Information, without the prior written consent of the other parties as to the content and timing of such announcement or disclosure, which consent shall not be unreasonably withheld.

22.8    Entire Agreement, Successors and Assigns

        This Agreement supersedes all prior agreements and understandings between the parties relating to the subject matter hereof, including the Heads of Agreement. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties.

22.9    Severability

        If part of this Agreement is rendered illegal, invalid or unenforceable under applicable law, the remaining provisions of this Agreement shall continue in force.

22.10   Default

        If a party defaults in the performance of any obligation under this Agreement or any provision of this Agreement (the "defaulting party"), each other party (the "non-defaulting party") may serve upon the defaulting party written notice of default. If the defaulting party within 30 (thirty) days following such notice does not cure the alleged default, the defaulting party shall be deemed to be in default of this Agreement, except as may be expressly provided otherwise in this Agreement, and the non-defaulting party may at that point exercise such rights and remedies which it has in respect of the default. Except as otherwise provided, the rights and remedies for default provided in this Agreement shall be in addition to, and not in lieu of, any other rights or remedies available to the non-defaulting party under this Agreement or under law including, without limitation, specific performance and injunctive relief.

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



IN WITNESS WHEREOF the parties have hereunto set their hands and seals in the presence of their duly authorized signatories effective as at the Effective Date as defined in this Agreement.

The CORPORATE SEAL of
AZCO MINING INC.
was hereunto affixed in the presence of:

- ---------------------------------------------
Authorized Signatory
DATE:
     -----------------------
The CORPORATE SEAL of
SANOU MINING CORPORATION
was hereunto affixed in the presence of:

- ---------------------------------------------
Authorized Signatory
DATE:
     -----------------------

The CORPORATE SEAL of
WESTERN AFRICAN GOLD AND
EXPLORATION S.A.
was hereunto affixed in the presence of:

- ---------------------------------------------
Authorized Signatory
DATE:
     -----------------------

Executed by the authorized signatory of
RANDGOLD RESOURCES LIMITED:

- ---------------------------------------------
Authorized Signatory
DATE:



                                      29